                                                                    EXHIBIT 2.10

                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") is made and entered into as of June 15, 2000 by and among DoveBid, Inc., a Delaware corporation ("DoveBid"), Fairfield Industries B.V., a Netherlands corporation, (the "Company"), Robinc Holding B.V. (the "Shareholder") and Robert Bouland ("R. Bouland").

     Shareholder is the legal and beneficial owner of the issued and outstanding capital stock of the Company. R. Bouland is an officer, director and controlling shareholder of Shareholder and an officer and director of the Company.

     DoveBid desires to purchase and accept from Shareholder, and Shareholder desires to sell and transfer to DoveBid, all shares of the capital stock of the Company owned by Shareholder (collectively, the "Shares") on the terms and conditions set forth in this Agreement.

     Now, therefore, the parties agree as follows:


                                   ARTICLE I
                            STOCK SALE AND PURCHASE

     1.1  Agreement to Sell and Purchase Stock.  At the Closing (as defined in
          ------------------------------------
Section 1.3 below), Shareholder shall sell, transfer and deliver to DoveBid, and DoveBid shall purchase and accept from Shareholder, all of the Shares owned by Shareholder, free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other claims, encumbrances, agreements, arrangements or commitments of any kind or character (collectively, "Liens") in exchange for the following aggregate consideration (the "Purchase Price"):

          (i) cash in the amount of $6,000,000 (the "Closing Payment"), subject to reduction in accordance with Section 1.2;

          (ii) a convertible subordinated promissory note payable to Shareholder in the principal amount of $5,000,000 in the form attached hereto as Exhibit A (the "Convertible Subordinated Promissory Note"); and
---------

          (iii) the discharge of up to $2,000,000 of indebtedness of the Company to the Shareholder as provided in Section 1.4 below, together with simple interest on such indebtedness from the Closing Date (as defined in Section 1.3 below) until repayment thereof, which interest shall accrue at an annual rate equal to the lower of (a) London Interbank Offered Rate for a six month deposit ("LIBOR") or (b) the minimum rate for a six-month obligation established pursuant to Section 1274(d) of the United States Internal Revenue Code of 1986, as amended, as in effect on the Closing Date ("AFR"). The principal amount of indebtedness and accrued interest shall be hereinafter referred to as the "Debt".

     1.2  Purchase Price Adjustment.  At the Closing, Shareholder shall deliver
          -------------------------
to DoveBid a balance sheet of the Company as of the latest possible date prior to the Closing Date (the "Closing Balance Sheet") prepared in accordance with United States generally accepted accounting principles ("GAAP"), together with a detailed list of all accrued expenses and liabilities of the Company as of the latest possible date prior to the Closing Date as determined in accordance with GAAP (the "Closing Liabilities Schedule"). In the event that the aggregate book value of equity of the Company, determined in accordance with GAAP, set forth on the Closing Balance Sheet (such amount, the "Closing Stockholders' Equity") is more negative than the negative amount of $725,000, the Closing Payment shall be reduced by one dollar for each dollar that Closing Stockholders' Equity is more negative than the negative amount of $725,000. In the event of any reduction in the Closing Payment, the aggregate Purchase Price shall be appropriately adjusted and such reduced aggregate consideration shall constitute the "Purchase Price" for all purposes under this Agreement. Within seven days of the Closing, Shareholder shall deliver to DoveBid a balance sheet as of the Closing Date, together with a detailed list of all accrued expenses and liabilities of the Company as of the Closing Date, in each case prepared in accordance with GAAP (the "Post-Closing Financial Statements"). For the purposes of preparing the Closing Balance Sheet, the Closing Liabilities Schedule and the Post-Closing Financial Statements, all Euro amounts shall be converted to US Dollars using the Euro-Dollar closing mid-point exchange rate published in the Wall Street
                                                                 -----------
Journal on the second business day prior to the Closing.
-------

     1.3  Closing.  The purchase and sale and acquisition and transfer of the
          -------
Shares, and the consummation of the other transactions contemplated hereby (the "Closing"), will take place at the offices of DoveBid's counsel, Freshfields, located at Apollolaan 151, 1077 AR Amsterdam, the Netherlands at 8:00 a.m. Pacific Standard Time, on June 15, 2000 or, if all conditions to closing have not been satisfied or waived by said date, at such other time and place as DoveBid and Shareholder shall mutually agree upon. At the Closing, (i) Shareholder and DoveBid will execute a notarial deed of transfer substantially in the form of Exhibit B attached hereto with respect to the transfer of the
               ---------
Shares from the Shareholder to DoveBid, (ii) DoveBid will wire transfer the Closing Payment to a bank account designated by Shareholder prior to the Closing Date, (iii) DoveBid will deliver to Shareholder the Convertible Subordinated Promissory Note, and (iv) DoveBid will assume the Debt by execution of a deed substantially in the form of Exhibit C attached hereto (the "Assumption Deed").
                             ---------
The date on which the Closing occurs is referred to herein as the "Closing
Date."

     1.4  Debt Payment.
          ------------

          (i)   Discharge of the Debt.  DoveBid shall discharge the Debt to
                ---------------------
Shareholder upon or after the Closing, at the election of DoveBid, provided that the Debt shall be discharged and shall become due and payable no later than the first to occur of (a) the closing of the initial underwritten public offering of DoveBid's common stock (the "IPO") registered pursuant to a registration statement filed under the United States Securities Act of 1933, as amended (the "Securities Act") or (b) the second anniversary of the Closing Date (the "Debt Maturity Date"). Until repaid to Shareholder, the amount of the Debt shall represent collateral for (A) the indemnification obligations of Shareholder pursuant to Article VIII hereof and (B) any amounts owed by Shareholder to DoveBid under Section 1.4(ii) below. If DoveBid elects to discharge the Debt prior to the Debt Maturity Date, DoveBid shall have the option of withholding $825,000 of the Debt (the "Deferred Debt Payment") as collateral for such obligations. Upon the later to occur of (x) the expiration of six months following the Closing Date, and (y) the final resolution of all issues arising out of the audit of the Company by the Nederlandse Belastingdienst (the Netherlands tax authority), DoveBid shall pay the balance of the Deferred Debt Payment, if any, together with interest (at the lower of the rates described Section 1.1 (iii)) accrued thereon, to Shareholder provided that, if on such date, there is outstanding an unresolved Notice of Claim or Contested Claim (as defined in Article VIII hereof), an amount equal to the amount of Damages (as defined in Article VIII hereof), claimed in such Notice of Claim or Contested Claim shall be withheld from such payment to Shareholder, pending resolution of the Notice of Claim or Contested Claim pursuant to the Article VIII hereof.

          (ii)  Closing Stockholders' Equity. On or prior to the 90/th/ calendar
                ----------------------------
day following the Closing Date, DoveBid shall provide Shareholder with a certificate, signed by an officer of DoveBid, either setting forth DoveBid's confirmation that the amount of Closing Stockholders' Equity used to determine the Purchase Price pursuant to Section 1.2 hereof (the "Original CSE") was correct or stating that the Original CSE was incorrect as of the Closing Date, and if so stated to be incorrect, setting forth DoveBid's revised calculation of Closing Stockholders' Equity ("Revised CSE"), together with detailed calculations substantiating such revised calculation. In the event that such certificate sets forth a Revised CSE, within fifteen business days of Shareholder's receipt of such certificate, Shareholder shall either (a) agree with such revised calculation by countersigning such certificate and delivering a copy thereof to DoveBid, whereupon, if the Revised CSE is more negative than the negative amount of $725,000, the amount by which the Revised CSE is more negative than the Original CSE (such excess, the "CSE True-Up") shall be offset against the Debt or the Deferred Debt Payment, as the case may be, or (b) disagree with such revised calculation, whereupon DoveBid and Shareholder shall submit such dispute to arbitration as if it were a Contested Claim, as defined in Article VIII hereof, in accordance with Section 8.6 hereof. If Shareholder shall not have responded within such fifteen business day period, Shareholder shall be deemed to have agreed with such revised calculation and the offset of the CSE True-Up.

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES
                        OF SHAREHOLDER AND THE COMPANY

     Except as specifically set forth in the disclosure letter provided by Shareholder and the Company to DoveBid simultaneously with the signing of this Agreement, dated as of the date of this Agreement (the "Company Disclosure Letter"), the parts of which are numbered to correspond to the sections of this Agreement, Shareholder and the Company hereby jointly and severally make the representations and warranties to DoveBid as set forth below. The term "knowledge" means, with respect to any matter in question, that any of Robert Bouland, F.G.M. van de Vliet or F. Vervat has knowledge of such matter, after reasonable inquiry of such matter by each such person.

     2.1  Organization.
          ------------

          2.1.1 The Company is a corporation duly organized and validly existing under the laws of the Netherlands, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to conduct business in each jurisdiction in which the character of the properties owned, leased or licensed by it or the nature of such activities makes such qualification necessary.

          2.1.2 There has been no proposal made or resolution adopted (by the competent corporate body) for the dissolution or liquidation of the Company and no proposal has been made or resolution adopted (by the competent corporate body or bodies) for a statutory merger or de-merger of the Company.

          2.1.3 The Company has not been declared bankrupt or been granted a suspension of payments, nor has the Company applied for a declaration of bankruptcy or a suspension of payments.

     2.2  Power, Authorization and Validity.
          ---------------------------------

          2.2.1 The Company and Shareholder each have the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which each of the Company and Shareholder is or will be a party that are required to be executed pursuant to this Agreement (the "Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly and validly approved and authorized by all necessary actions under applicable law. Shareholder is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

          2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable the Company or Shareholder to enter into, and to perform their respective obligations under, this Agreement and the Ancillary Agreements.

          2.2.3 This Agreement and the Ancillary Agreements are, or when executed by the Company and Shareholder will be, valid and binding obligations of the Company and Shareholder enforceable against the Company and Shareholder in accordance with their respective terms, except as to the effect, if any, of
(a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     2.3  Capitalization.  The authorized capital stock of the Company consists
          --------------
entirely of 500 ordinary shares with a nominal value of NLG 1,000 each, of which 100 ordinary shares with a nominal value of NLG 1,000 each are issued and outstanding and owned beneficially by Shareholder, and no other entity or individual owns legally and beneficially any other equity interest of the Company. On the date of this Agreement Shareholder has, and on the Closing Date Shareholder will have, good and marketable title to that number of shares of capital stock of the Company set forth in this Section 2.3, free and clear of any and all Liens, which shares do and shall constitute collectively all of the issued shares of the Company's capital stock. On the date of this Agreement, there are no, and on the Closing Date, there will be no, options, warrants, calls, commitments, profit sharing certificates, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of shares of the Company's capital stock, or any securities convertible into or exchangeable for shares of the Company's capital stock, or obligating the Company to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement. There is no voting agreement, right of first refusal or other restriction (other than the restrictions set out in the Company's Articles of Association) applicable to any of the shares of capital stock or other securities of the Company. Each share of the Company's capital stock has been duly authorized and validly issued, is fully paid and nonassessable, is not subject to any right of rescission, and has been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable securities laws, other applicable laws and requirements set forth in applicable agreements or instruments. The Company is not under any obligation to register any of its presently outstanding securities, or any securities that may be subsequently issued, under the securities laws of any jurisdiction.

     2.4  Subsidiaries. The Company does not have any subsidiaries or any
          ------------
interest, direct or indirect, in any corporation, partnership, joint venture or other business entity, other than Amcorop B.V., a wholly-owned non-trading Netherlands subsidiary (the "Dutch Sub") which is in the process of being liquidated. The Dutch Sub has no assets other than an account receivable of approximately NLG 82,354 owing to the Dutch Sub by Nederlandse Belastingdienst and which will be paid to the Company upon receipt. The Company's partnership interest in V.O.F. Eurotool (the "Partnership") has been terminated. The Company is not currently, and will not become, subject to any liabilities of any kind arising in connection with (a) the Dutch Sub or the liquidation thereof, or
(b) the Partnership or the termination thereof.

     2.5  No Conflict. Neither the execution and delivery of this Agreement nor
          -----------
any Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, default, impairment or violation of (a) any provision of the Articles of Association or other governance document of the Company or Shareholder, (b) any instrument or contract to which the Company or Shareholder is a party or by which either the Company or Shareholder, or any of the Company's or Shareholder's material assets or properties, are bound or affected, or (c) any judgment, writ, decree, order, statute, rule or regulation applicable to either the Company or Shareholder or their respective material assets or properties. The consummation of the transactions contemplated by this Agreement does not and will not require the consent, waiver, release or approval of any third party.

     2.6  Litigation.  There is no action, proceeding, claim or investigation
          ----------
pending against the Company, nor any persons for whose acts or defaults the Company may be liable, before any court or administrative agency, nor, to the best of the Company's knowledge, has any such action, proceeding, claim or investigation been threatened. There is no reasonable basis for any shareholder or former shareholder of the Company, or any other person, firm, corporation, or entity, to assert a claim against the Company, Shareholder or DoveBid based upon: (a) ownership or rights to ownership of any shares or other ownership interest in the Company, (b) any rights as a shareholder of the Company, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among the Company and its shareholders. There are no outstanding orders, awards, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Company or assets, properties or securities.

     2.7  Taxes.  The Company (i) has duly, and within any appropriate time
          -----
limits (including extensions for filings provided such extensions were properly granted and all conditions of such extensions have been properly satisfied) filed all tax returns required to be filed, (ii) has paid all taxes required to be paid, (iii) has established an adequate accrual or reserve for the payment of all taxes payable (a) in respect of all periods for which tax returns have been filed but where the tax payable has not yet been paid and (b) in respect of the periods directly following the periods referred to in subparagraph 2.7(iii)(a) up to and including the Closing Date, (iv) has paid all estimated tax assessments ("voorlopige aanslagen") insofar as any have been issued, and (v) has no liability for taxes in excess of the amount so paid or accruals or reserves so established. All accruals or reserves for taxes on the Closing Balance Sheet will be established in the ordinary course of business. The Company is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed in writing. The Company has not received any written notification from any taxing authority regarding any material issues that: (a) are currently pending before any taxing authority regarding the Company or (b) have been raised by any taxing authority and not yet finally resolved. The Company has never been audited by any taxing agency or authority other than the audit(s) described in Section 2.7 to the Company Disclosure Letter. The Company has withheld with respect to each of its shareholders, current and former employees, directors and supervisory directors and independent contractors all taxes required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law.

     For the purposes of this Agreement, the terms "tax" and "taxes" include all income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, social security or national insurance contributions, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

     2.8  Financial Statements.  The Company has delivered to DoveBid, attached
          --------------------
hereto as Exhibit D, copies of: (i) the Company's audited balance sheet as of
          ---------
September 30, 1999 (the "Balance Sheet"), (ii) the Company's audited income statement and statement of cash flows for the twelve months ended September 30, 1999, (iii) the Company's unaudited balance sheet as of April 30, 2000, and (iv) the Company's unaudited income statement and statement of cash flows for the seven months ended April 30, 2000 (all of such financial statements, together with the Closing Balance Sheet, the Closing Liabilities Schedule, and the Post-Closing Financial Statements, being hereinafter referred to as the "Financial Statements"). The Financial Statements (a) are in accordance with the books and records of the Company, (b) fairly present the financial condition of the Company at the date therein indicated and the results of operations for the period therein specified, and (c) except where otherwise specified in Section 1.2, have been prepared in accordance with generally accepted accounting principles in the Netherlands applied on a consistent basis. The Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements. Schedule 2.9 to the Company Disclosure Letter sets forth a true and complete list of the Company's inventory as of the latest possible date prior to the Closing Date

     2.9  Title to Assets and Properties.  The Company has good and marketable
          ------------------------------
title to all of its assets as shown on the Balance Sheet and the Closing Balance Sheet, free and clear of all Liens (other than for taxes not yet due and payable). All machinery and equipment, other than auction inventory held for resale, included in such assets is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and has not received any notice of violation with which it has not complied. The Company's assets include all tangible and intangible assets, rights and properties necessary for the conduct of the Company's Belgian and Swiss operations.

     2.10 Absence of Certain Changes. Since September 30, 1999, there has not
          --------------------------
been with respect to the Company:

          (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon;

          (b) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

          (c) any mortgage, encumbrance or Lien placed on any of the properties thereof;

          (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business in individual amounts less than $25,000;

          (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business in individual amounts less than $25,000;

          (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

          (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the membership interests thereof;

          (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, managers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, managers, employees or agents;

          (i) any change with respect to the management, supervisory or other key personnel thereof;

          (j) any payment or discharge of a Lien or liability thereof which Lien was not either shown on the Balance Sheet or incurred in the ordinary course of business thereafter;

          (k) any obligation or liability incurred thereby to any of its officers, employees, directors or shareholders or any loans or advances made thereby to any of its officers, employees, directors or shareholders except normal compensation and expense allowances payable to officers and employees;

          (l) any amendment or change in the Articles of Association or other governance document of the Company; or

          (m) any change in the accounting policies or procedures of the Company.

     2.11 Contracts and Commitments.  Section 2.11 of the Company Disclosure
          -------------------------
Letter sets forth a list of each of the following oral or written contracts, agreements, understandings and arrangements, a true and complete copy of each (or, in the case of an oral agreement, a written summary of all of the material terms of which) has been provided to DoveBid:

          (a) Contract, agreement or other understanding or arrangement providing for payments by or to the Company in an aggregate amount of $25,000 or more in any year;

          (b) Company IP Rights Agreement (as defined in Section 2.12), and contract, license, agreement or other understanding or arrangement as licensor or licensee;

          (c) Contract, lease, license, agreement or other understanding or arrangement for the lease of real or personal property;

          (d) Joint venture contract or arrangement or any other agreement that involves or could involve a sharing of profits, expenses or losses with any other party;

          (e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business and for no more than $25,000 in amount, and except as disclosed in the Financial Statements;

          (f) Contract, agreement or other understanding or arrangement containing covenants purporting to limit the Company's freedom to compete in any line of business in any geographic area, or which grants any exclusive rights or obligations;

          (g) Contract, agreement or other understanding or arrangement for or relating to the employment of any officer, employee, contractor, or consultant of the Company;

          (h) Contract, agreement or other understanding or arrangement for or relating to the acquisition or disposition of assets outside the ordinary course of business, or pursuant to which the Company has any ownership or other participation interest in any corporation, partnership or other business enterprise;

          (i) Surety or guarantee in favor of third parties, or any security interest in favor of third parties, such third parties to include Shareholder, the Employees (as defined in Section 2.15 below), the Company and the managing director and other officers of the Company or the Shareholder;

          (j) Guarantee or surety or statement of several liability of any third party in respect of any borrowing of the Company; or

          (k) Any other agreement not specified above which is material to the business of the Company.

     All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments identified in this Section 2.11 are valid and in full force and effect. The Company is not, nor, to the knowledge of the Company, is any other party thereto, in material breach or default under the terms of any such agreement, contract, plan, lease, instrument, arrangement, license or commitment. The Company does not have any liability for renegotiation of government contracts or subcontracts, if any.

     2.12 Intellectual Property.  The Company owns, or has a valid right to use,
          ---------------------
sell or license all Intellectual Property Rights (as defined below, including, without limitation, the "Fairfield Industries" and "Fairfield Auctions" trade names) necessary or required for the conduct of business as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "Company IP Rights") and such rights to use, sell or license are sufficient for the conduct of the Company's businesses as presently conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute a breach of any instrument or agreement governing or affecting any Company IP Rights (the "Company IP Rights Agreements"), do not and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company IP Right or impair the right of the Company to use, sell or license any Company IP Right or portion thereof. There is no royalty, honoraria, fee or other payment payable by the Company to any person by reason of the ownership, use, license, sale or disposition of any Company IP Right (other than as set forth in the Company IP Rights Agreements listed in Section 2.11 to the Company Disclosure Letter). Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by the Company or currently under development by the Company or the provision of any service currently provided by the Company or currently planned to be provided by the Company violates any license or agreement between the Company and any third party or infringes any Intellectual Property Right of any other person or entity; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Right nor is there any basis for any such claim, nor has the Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts, or will conflict, with the rights of any other person or entity, nor is there any basis for any such assertion. The Company has taken reasonable and necessary steps designed to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in, all Company IP Rights. Each officer, employee, director and consultant of the Company has executed and delivered to the Company an agreement in the form provided to DoveBid regarding the protection of proprietary information and the assignment to the Company of all Intellectual Property Rights arising from the services performed for the Company by such person. Section 2.12 to the Company Disclosure Letter contains a list of all applications, registrations, filings and other formal actions made or taken by the Company to perfect or protect its interest in Company IP Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications and service marks. As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial or intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet or World Wide Web URLs or addresses, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

     2.13 Compliance with Laws.  The Company has materially complied, or prior
          --------------------
to the Closing Date will have materially complied, and is or will be at the Closing in material compliance with, all laws, ordinances, regulations, rules and statutory instruments and all orders, writs, injunctions, awards, judgments, and decrees applicable to the Company, or to its assets, properties, and business thereof, as a result of the nature of the Company's business, the manner in which the Company conducts its business or the places where such business is conducted, including, without limitation: (a) all applicable securities laws and regulations, (b) all applicable laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, hazardous materials, toxic waste disposal, building standards, zoning and other similar matters (c) the export or re-export of controlled commodities or technical data and (d) immigration matters. The Company has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. There are no legal or administrative proceedings or investigations involving the Company pending or, to the best of the Company's knowledge, threatened before any governmental entity.

     2.14 Certain Transactions and Agreements.  None of the officers, directors,
          -----------------------------------
shareholders or employees of the Company, nor any of their spouses or children, has any direct or indirect ownership interest in any firm or corporation that competes with the Company (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of said officers, directors, shareholders or employees, nor any of their spouses or children, is directly or indirectly interested in any contract or informal arrangement with the Company, except for normal compensation for services as an officer, director, shareholder or employee thereof. None of said officers, directors, shareholders or employees, nor any of their spouses or children, has any interest in any property, real or personal, tangible or intangible, including any Intellectual Property Rights, used in or pertaining to the business of the Company, except for the normal rights of a shareholder of the Company.

     2.15. Employee Matters.
           ----------------

           2.15.1 The Company does not have any employees other than the employees identified in Section 2.15.1 of the Company Disclosure Letter (the "Employees"). The current compensation of each of the Employees is as set out opposite such Employee's name in said section of the Company Disclosure Letter.

           2.15.2 The Company (i) is not subject to any collective bargaining agreement with respect to any of its employees, (ii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, (iii) has no current labor disputes, and (iv) to the best of the Company's knowledge, has not ever been nor is now subject to a union organizing effort. The Company has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ.

           2.15.3 Section 2.15.3 to the Company Disclosure Letter identifies all plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between the Company and any Employee, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by the Company under which the Company has any present or future obligation or liability (collectively, the "Company Employee Plans"). Copies or written descriptions of all Company Employee Plans and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered to DoveBid. All contributions due from the Company with respect to any of the Company Employee Plans have been made as required or have been accrued on the Financial Statements. Each Company Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all applicable statutes, laws, orders, rules and regulations.

           2.15.4 Section 2.15.4 to the Company Disclosure Letter identifies all pension arrangements with all Employees, former employees, current or former managing directors, and current or former other officers of the Company (collectively the "Company Pension Plans"). The Company has no obligations with respect to any Company Pension Plans, except as disclosed in the Financial Statements. All premiums that have become due prior to or upon the Closing Date under any insured Company Pension Plan have been fully and timely paid by the Company either to the relevant insurance company or the relevant employee.

           2.15.5 Section 2.15.5 to the Company Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses and all forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a Company Employee Plan or a Company Pension Plan, (B) is entered into, maintained or contributed to, as the case may be, by the Company and (C) covers any Employee or former employee of the Company. Such contracts, plans and arrangements as are described in this Section
2.15.5 are herein referred to collectively as the "Company Benefit Arrangements." Each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, laws, rules and regulations which are applicable to such Company Benefit Arrangement. The Company has delivered to DoveBid a complete and correct copy or written description of each Company Benefit Arrangement.

          2.15.6 There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Employee Plan, Company Pension Plan or Company Benefit Arrangement that would increase the expense of maintaining such Company Employee Plan, Company Pension Plan or Company Benefit Arrangement above the level of the expense incurred in respect thereof since the date of the Balance Sheet.

          2.15.7 The Company is in material compliance with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, labor circumstances, hygiene, work place protection, health and safety protection and terms and conditions of employment, including, but not limited to, employee compensation matters.

          2.15.8 No Employee is in violation of any term of any employment contract, invention assignment agreement, confidentiality agreement, noncompetition agreement, or any other contract or agreement, or, to the best of the Company's knowledge, any restrictive covenant contained in an agreement to which the Company is not a party relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such Employees does not subject the Company to any liability.

          2.15.9 The Company is not a party to any (a) agreement with any officer, director, shareholder or other employee thereof (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company in the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.16 Company Documents.  The Company has made available to DoveBid for
          -----------------
examination true and complete copies of all documents and information listed in the Company Disclosure Letter or which have been requested in the due diligence request list furnished to the Company by DoveBid, including, without limitation, the following: (a) copies of the Company's past and current Articles of Association and other past and current governance documents; (b) all records of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) its journal and shareholder registers reflecting all equity issuances and transfers; (d) an extract from the Commercial Register of the relevant Chamber of Commerce; and (e) all permits, orders, and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders, and consents.

     2.17 No Brokers.  Neither the Company nor Shareholder is or will be
          ----------
obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

     2.18 Accounts Receivable.  Subject to the reserves set forth on the Closing
          -------------------
Balance Sheet, if any, all accounts receivable of the Company set forth on the Closing Balance Sheet have arisen in the ordinary course of the Company's businesses, represent valid, enforceable and fully collectible obligations due to the Company, and have been and are not subject to any set-off, counterclaim or future performance obligation on the part of the Company. Schedule 2.18 of the Company Disclosure Letter is a true and complete list of the accounts receivable of the Company as of the latest possible date prior to the Closing Date.

     2.19 Books and Records.
          -----------------

          2.19.1 The books, records and accounts of the Company (a) are true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (d) accurately and fairly reflect the basis for the Financial Statements.

          2.19.2 The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and
(ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     2.20 Insurance.  The Company maintains and at all times during the three
          ---------
years prior to Closing has maintained policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar in type and size to those of Company, including all legally required workers' compensation insurance and errors and omissions, casualty, fire and general liability insurance. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies. All policies of insurance now held by the Company are listed in Section 2.20 of the Company Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible.

     2.21 Environmental Liabilities.   The real property at any period of time
          -------------------------
owned, leased or used by the Company (other than real property owned by third parties and occupied by the Company for a limited period of time solely for the purpose of selling plant and equipment of the Company's client(s) located on such property), or such property's surroundings and environment, is neither polluted with any Hazardous Material (as defined below) nor is such Hazardous Material present on or under such real property. There are no civil, criminal, administrative or any other type of claims or proceedings or investigation pending against or involving or affecting the Company, its business or its officers or employees and there are no past or present events which may form the basis of any such claim, proceeding or investigation, based on or related to the use, presence, possession, storage, handling or disposal or the release into the environment of any Hazardous Material or otherwise related to or based on the Environmental Laws (as defined below). The Company has not entered into any commitment (binding or otherwise) with any authority or any third party for (i) the removal of Hazardous Material present at any of the real properties at any period of time owned, leased or used by the Company; (ii) the voluntary investion of the soil and ground water (including deep ground water) forming part of such real properties; or (iii) the remediation or containment of pollution of the soil and ground water (including deep ground water) forming part of such real properties. All waste generated by the Company has been and will continue to be transported, stored, treated or disposed in such way that the Company is not, and shall not become, liable for damages, fines, penalties or any environmental response costs (including but not limited to costs of environmental investigation and/or clean up or other mitigation by or through any authority) or any other costs or expenses under or pursuant to any Environmental Law. All waste generated by the business operations of the Company are exclusively delivered to a holder of a valid license under the Environmental Control Act ("Wet Milieubeheer") or any provincial regulation promulgated thereunder, and the Company has complied with any other similar requirements of jurisdictions other than the Netherlands which are applicable to the Company in this regard. The Company has implemented adequate precautions to avoid the release into the environment of any Hazardous Material and the Company has taken such other precautions as are prescribed by the Environmental Laws. During the two-year period immediately preceding the Closing Date, the Company has not received any complaints or notification from neighboring companies or private persons relating to noise, smell, dust, vibrations or traffic. The Company has over the five-year period immediately preceding the Closing Date complied in full with all provisions contained in the Environmental Laws. The Company has not incurred and will not incur any liability or costs vis-a-vis any third party as a result of or in connection with any non-compliance with the Environmental Laws or as a result of or in connection with any other matter which is not as warranted hereunder.

     For the purposes of this Agreement, "Hazardous Material" shall mean any material such as chemicals, radio active materials, paints, ink, pollutants or other material, the presence or release of which into the environment is or may be considered hazardous or damaging for the public health and/or the environment; and such other material as is or may from time to time be qualified as hazardous materials under the Environmental Laws.

     For the purpose of this Agreement, "Environmental Laws" shall mean all state, national, European Community, provincial, municipal or local laws, regulations, statutory instruments and orders, whether administrative, criminal or otherwise, and all guidelines relating thereto and/or rules and practices promulgated thereunder in respect of environmental matters including without limitation any such laws, regulations, statutory instruments and orders relating to emission or discharge of substances into the environment or to the production, processing, distribution, management, use, treatment, storage, burial, disposal, remediation, transport or handling of any Hazardous Material, as are or have been in force or applicable to the Company from time to time.

     2.22 Disclosure. Neither the Company Disclosure Letter, this Agreement, its
          ----------
exhibits and schedules, nor any of the certificates or documents to be delivered by the Company or Shareholder to DoveBid pursuant to this Agreement, taken together, contains any untrue statement of a fact or omits to state any fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.


                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF DOVEBID

     Except as specifically set forth in the disclosure letter provided by DoveBid to the Company simultaneously with the signing of this Agreement, dated as of the date of this Agreement (the "DoveBid Disclosure Letter"), the parts of which are numbered to correspond to the sections of this Agreement, DoveBid hereby represents and warrants to the Company as follows:

     3.1  Organization and Good Standing.  DoveBid is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to conduct business in each jurisdiction in which the character of the properties owned, leased or licensed by it or the nature of such activities makes such qualification necessary except where the failure to be qualified will not have a material adverse effect on the business, operations or financial condition of DoveBid.

     3.2  Power, Authorization and Validity.
          ---------------------------------

          3.2.1 DoveBid has the corporate right, power and authority to enter into and perform its obligations under this Agreement, and all agreements to which DoveBid is or will be a party that are required to be executed pursuant to this Agreement (the "DoveBid Ancillary Agreements"). The execution, delivery and performance of this Agreement and the DoveBid Ancillary Agreements have been duly and validly approved and authorized by DoveBid's Board of Directors. No vote of the stockholders of DoveBid is required by the Certificate of Incorporation, bylaws, other governing documents of DoveBid or applicable law with respect to the due authorization and approval of this Agreement, the DoveBid Ancillary Documents or the transactions contemplated hereby and thereby.

          3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable DoveBid to enter into, and to perform its obligations under, this Agreement and the DoveBid Ancillary Agreements, except for (a) the filing of appropriate documents with the relevant authorities of California and Delaware and other states in which DoveBid is qualified to do business, if any, and (b) such qualifications and filings as may be required to comply with United States federal and state securities laws and the securities laws of any other jurisdiction as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing, and will, in the case of filings be made within the time prescribed by applicable law.

          3.2.3 This Agreement and the DoveBid Ancillary Agreements are, or when executed by DoveBid will be, valid and binding obligations of DoveBid enforceable against DoveBid in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     3.3  No Conflict.  Neither the execution and delivery of this Agreement nor
          -----------
any DoveBid Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or bylaws of DoveBid, as currently in effect, (b) any instrument or contract to which DoveBid is a party or by which DoveBid's assets or properties are bound or affected, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to DoveBid or its assets or properties. DoveBid has received all necessary consents, waivers, approvals or releases of third parties in connection with the consummation of the transactions contemplated hereunder.

     3.4  Financial Condition.  DoveBid has made available to the Company copies
          -------------------
of: (a) DoveBid's unaudited consolidated balance sheet as of December 31, 1999 (the "DoveBid Balance Sheet") and (b) DoveBid's unaudited consolidated income statement and statement of cash flows for the twelve months ended December 31, 1999 (together, with the DoveBid Balance Sheet, the "DoveBid Financial Statements"). The DoveBid Financial Statements (a) are in accordance with the books and records of the Company at the date therein indicated and the results of operations for the period therein specified. Since December 31, 1999, there has not been any change in the financial condition, properties, assets, liabilities, business or operations of DoveBid which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect on the business, operations or financial condition of DoveBid.

                                  ARTICLE IV
                             ADDITIONAL AGREEMENTS

     4.1  Advice of Changes.  During the period from the date of this Agreement
          -----------------
until the earlier of the Closing or the termination of this Agreement, the Company will promptly advise DoveBid in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or at the Closing, untrue or inaccurate in any material respect and (b) of any material adverse change in the Company's business, prospects, results of operations or financial condition. The Company agrees to cooperate with DoveBid's auditors in order to book financial entries in accordance with GAAP and in a manner acceptable to DoveBid and its auditors.

     4.2  Maintenance of Business.  During the period from the date of this
          -----------------------
Agreement until the earlier of the Closing or the termination of this Agreement, the Company will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If the Company becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of DoveBid in writing and, if requested by DoveBid, will use its best efforts to restore the relationship.

     4.3  Conduct of Business.  During the period from the date of this
          -------------------
Agreement until the earlier of the Closing or the termination of this Agreement, the Company will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of DoveBid:

          (a)  borrow any money, or otherwise incur any indebtedness;

          (b) enter into any transaction not in the ordinary course of business;

          (c) make any expenditure or sale of fixed or other non-current assets in excess of $25,000 in the aggregate, outside the normal course of business;

          (d) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent that is not material to its business;

          (e) dispose of any of its assets except in the ordinary course of business consistent with past practice;

          (f) enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

          (g) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

          (h) fail to use its best efforts to maintain and preserve its business organization intact, retain its Employees and maintain its relationships and present agreements with suppliers, customers and others having business relations with the Company, or fail to maintain its current debt and lease instruments, or fail to perform all its material obligations under debt and lease instruments or any other agreements relating to or affecting the Company's assets, properties, equipment and rights;

          (i) pay any bonus, extraordinary fees, commissions or other unusual distributions or increase the salary, commission level or other remuneration payable to any officer, director, Employee, consultant or agent, or Shareholder, or enter into any new employment or consulting agreement with any such person;

          (j)  change accounting methods, policies or procedures;

          (k)  introduce any material new method of management or operations;

          (l) declare, set aside or pay any cash or stock dividend or other distribution in respect of any equity interest, or redeem or otherwise acquire any of its equity interests;

          (m) amend or terminate any contract, agreement or license to which it is a party, except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

          (n) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, are not material in amount and are documented by receipts for the claimed amounts;

          (o) guarantee or act as a surety for any obligation, except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

          (p) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

          (q) issue or sell any shares of its capital stock or any other securities, or issue or create any warrants, obligations, subscriptions, options, calls, convertible securities, or other commitments to issue any securities, or accelerate the vesting of any outstanding option or other security;

          (r) split or combine its outstanding securities or enter into any recapitalization affecting the number of shares outstanding or affecting any other of its securities;

          (s) merge, de-merge, consolidate or reorganize with, or acquire, any entity;

          (t) amend its Articles of Association, or any other governance documents;

          (u) license any of its technology or Intellectual Property Rights except in the ordinary course of business consistent with past practice;

          (v) agree to any audit assessment by any tax authority or file any income or franchise tax return;

          (w) change any insurance coverage or issue any certificates of insurance;

          (x) enter into any debt or lease instruments, or into amendments of any existing debt or lease instruments;

          (y) fail to comply with all permits, laws, rules or regulations applicable to the Company or its business; or

          (z) agree to do any of the things described in the preceding clauses 4.3(a) through 4.3(y).

     4.4  Satisfaction of Conditions Precedent.  From the date of this Agreement
          ------------------------------------
until the earlier of termination of this Agreement or the Closing, each of the Shareholder and the Company will use its best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VI, and each of the Shareholder and the Company will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     4.5  Regulatory Approvals.  DoveBid, the Company and Shareholder will
          --------------------
execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, that may be reasonably required, or that DoveBid may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. The Company and Shareholder will use their best efforts to obtain all such authorizations, approvals and consents.

     4.6  Necessary Consents.  The Company and Shareholder will use their best
          ------------------
efforts to obtain such written consents and take such other actions as may be necessary or appropriate in DoveBid's judgment to allow the consummation of the transactions contemplated hereby and to allow DoveBid to carry on the Company's business after the Closing.

     4.7  Litigation. The Company will notify DoveBid in writing promptly after
          ----------
learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

     4.8  No Other Negotiations.  From the date of this Agreement until the
          ---------------------
earlier of termination of this Agreement or the Closing, the Company and Shareholder will not, and will not authorize or permit any officer, shareholder, director, Employee, investment banker, attorney, agent, representative or affiliate of the Company or Shareholder, or any other person or entity, on either of their behalves to, directly or indirectly, solicit, initiate or encourage any offer from any person or entity or consider any inquiries or proposals received from any other person or entity, participate in any negotiations or discussions regarding, furnish to any person or entity any information with respect to, or enter into any agreement, commitment, letter of intent or understanding concerning, the possible disposition of all or any substantial portion of the

Company's business, assets or equity interests by merger, de-merger, sale or any other means (other than the transactions contemplated hereby with DoveBid). The Company or Shareholder will promptly and in any event within 24 hours notify DoveBid orally and in writing of any such inquiry or proposal, including the name of the persons making such proposal and all of the terms thereof. Any violation of the restrictions set forth in this section by any officer, director or Employee or Shareholder or any investment banker, attorney or other advisor or representative of the Company or Shareholder shall be deemed to be a breach of this Section 4.8 by the Company and Shareholder.

     4.9  Access to Information.  From the date of this Agreement until the
          ---------------------
earlier of termination of this Agreement or the Closing, the Company will allow DoveBid and its agents reasonable access to the files, books, records and offices of the Company, including, without limitation, any and all information relating to the Company's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. The Company will cause its accountants, employees and agents to cooperate with DoveBid and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

     4.10 Securities Laws.  From the date of this Agreement until the earlier of
          ---------------
termination of this Agreement or the Closing, the Company shall use its best efforts to assist DoveBid to the extent necessary to comply with all applicable securities laws in connection with the transactions contemplated herein.

     4.11 Certain Ancillary Agreements.  R. Bouland agrees to execute (i) the
          ----------------------------
Employment Agreement in substantially the form of Exhibit E attached hereto (the
                                                  ---------
"Employment Agreement"), (ii) the Release of Claims in substantially the form of Exhibit F-2 attached hereto (the "Bouland Release"), and (iii) the Guaranty
-----------
agreement in substantially the form of Exhibit G attached hereto (the
                                       ---------
"Guaranty").

     4.12 Mondiale N.V.  Shareholder shall use its best efforts, as the holder
          -------------
of fifty percent of the ownership interests in Mondiale N.V., a Belgian corporation ("Mondiale"), to cause Mondiale, with respect to online sales of the major machine tools traded by Mondiale, to list such products for sale on DoveBid's website exclusively subject to DoveBid's standard terms and conditions for such type of transaction.

     4.13 Insurance.  Prior to the Closing, Shareholder shall have obtained, and
          ---------
fully prepaid all premiums associated with, "claims made" insurance for the Company for activities of the Company prior to the Closing, which insurance shall be assignable to DoveBid at the Closing, shall expire no earlier than the third anniversary of the Closing and shall contain coverage that is customary for the Company's industry in the Netherlands and be reasonably acceptable to DoveBid.

     4.14 Termination of Credit Facility.  Shareholder and the Company shall
          ------------------------------
cause the loan and credit facility (the "Credit Facility") between Shareholder and Fortis Bank (formerly Mees Pierson N.V.) (the "Bank"), the joint and several liability agreement entered into between Shareholder, the Bank, the Company and other affiliates of Shareholder, and any other agreements entered into by the Company in connection with the Credit Facility to be terminated prior to or upon the Closing, and shall cause any Liens held by the Bank or any other party on the Company's assets to be released prior to or upon the Closing. In the event that the Company has insufficient funds to discharge its outstanding indebtedness under the Credit Facility upon Closing, DoveBid shall discharge such indebtedness up to an amount of 225,000 Euros. Shareholder shall discharge any indebtedness under such Credit Facility in excess of 225,000 Euros from the proceeds of the Closing Payment.

     4.15 Tradenames.  R. Bouland and Shareholder each agree that the Company
          ----------
has the right to use and license the tradenames of "Fairfield Industries" and "Fairfield Auctions" in the conduct of its business, as presently conducted and as proposed to be conducted, and Shareholder shall ensure that no other company in which Shareholder holds an ownership interest of 50% or more shall challenge such right of the Company.

     4.16 Car Lease.  The Company shall assign the lease relating to R.
          ---------
Bouland's car to R. Bouland following the Closing and R. Bouland hereby agrees to accept such assignment and further agrees that the Company and DoveBid shall be released from all further obligations with respect to such lease upon such assignment.

     4.17 Further Assurances.  The Company, Shareholder and DoveBid shall each
          ------------------
deliver or cause to be delivered to the other, at such other times and places as shall be reasonably agreed, such additional instruments, and take such additional actions as can be taken without unreasonable expense, as any other may reasonably request for the purpose of carrying out this Agreement and the transactions contemplated hereby. Shareholder and the Company will cooperate and use their reasonable efforts to have the present officers, directors and Employees of the Company cooperate with DoveBid on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to Closing.


                                   ARTICLE V
                      CONDITIONS PRECEDENT TO OBLIGATIONS
                        OF THE COMPANY AND SHAREHOLDER

     The obligations of the Company and Shareholder with respect to actions to be taken at Closing are subject to the satisfaction, or waiver by Shareholder, at or prior to Closing of all of the following conditions.

     5.1  Representations and Warranties; Covenants.  The representations and
          -----------------------------------------
warranties of DoveBid set forth in this Agreement shall be true and correct at the Closing with the same effect as though such representations and warranties had been made as of that time. The covenants set forth in this Agreement to be performed by DoveBid at or before the Closing shall have been duly performed. DoveBid shall have delivered to the Company a certificate to such effect dated the Closing Date signed by an authorized officer of DoveBid.

     5.2  Documents.  All actions, proceedings, instruments and documents
          ---------
required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by DoveBid and shall be acceptable to Shareholder.

     5.3  No Litigation.  No action or proceeding before a court or any other
          -------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of the Company or Shareholder as a result of which the management of the Company or Shareholder deems it materially detrimental to the Company or Shareholder to proceed with the transactions hereunder.

     5.4  Consents and Approvals.  All necessary consents of and filings with
          ----------------------
any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made, and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein.

     5.5  Convertible Subordinated Promissory Note and Subordination Agreement.
          --------------------------------------------------------------------
DoveBid shall have executed and delivered to Shareholder the Convertible Subordinated Promissory Note and the Subordination Agreement attached as Annex A thereto.

     5.6  Employment Agreement.  DoveBid shall have executed the Employment
          --------------------
Agreement.

     5.7  Assumption of Debt.  DoveBid shall have executed the Assumption Deed.
          ------------------


                                  ARTICLE VI
                CONDITIONS PRECEDENT TO OBLIGATIONS OF DOVEBID

     The obligations of DoveBid with respect to actions to be taken at the Closing are subject to the satisfaction, or waiver by DoveBid, at or prior to the Closing of all of the following conditions.

     6.1  Representations and Warranties; Covenants.  The representations and
          -----------------------------------------
warranties of the Company and Shareholder set forth in this Agreement shall be true and correct at the Closing with the same effect as though such representations and warranties had been made as of that time. The covenants set forth in this Agreement to be performed by the Company and Shareholder on or before the Closing shall have been duly performed. Shareholder and the Company shall have delivered to DoveBid a certificate to such effect dated the Closing Date signed by a duly authorized officer or director of Shareholder and of the Company.

     6.2  No Litigation.  No action or proceeding before a court or any other
          -------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of DoveBid as a result of which the management of DoveBid deems it materially detrimental to DoveBid to proceed with the transactions hereunder.

     6.3  No Material Adverse Effect.  No event or circumstance shall have
          --------------------------
occurred between the execution of this Agreement and the Closing which would constitute a material adverse effect on the Company's business, prospects, financial condition or operating results; and DoveBid shall have received a certificate to such effect dated the Closing Date signed by a duly authorized officer or director of Shareholder and of the Company.

     6.4  Documents.  All actions, proceedings, instruments and documents
          ---------
required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by the Company and/or Shareholder and shall be acceptable to DoveBid.

     6.5  Consents and Approvals.  All necessary consents of and filings with
          ----------------------
any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; the Company shall have obtained and delivered to DoveBid such additional consents to the transactions contemplated herein as DoveBid may reasonably request including, without limitation, DoveBid's receipt on or prior to Closing of consents of third parties listed in Section 2.5 of the Company Disclosure Letter; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein.

     6.6  Convertible Subordinated Promissory Note and Subordination Agreement.
          --------------------------------------------------------------------
Shareholder shall have executed and delivered to DoveBid the Convertible Subordinated Promissory Note and the Subordination Agreement attached as Annex A thereto.

     6.7  Employment Agreement.  R. Bouland shall have executed and delivered to
          --------------------
DoveBid his Employment Agreement.

     6.8  Release of Claims.  Shareholder shall have executed and delivered the
          -----------------
Release of Claims in substantially the form of Exhibit F-1 attached hereto.
                                               -----------

     6.9  Bouland Release.  R. Bouland shall have executed the Bouland Release.
          ---------------

     6.10 Assumption of Debt.  Shareholder and the Company shall have executed
          ------------------
the Assumption Deed.

     6.11 Insurance Matters.  Shareholder shall have obtained, and fully prepaid
          -----------------
all premiums associated with, "claims made" insurance for the Company for activities of the Company prior of the Closing that will be assigned to DoveBid at the Closing, that expires no earlier than the third anniversary of the Closing and that contains coverage that is customary for the Company' industry in the Netherlands and is reasonably acceptable to DoveBid.

     6.12 Termination of the Credit Facility.  The Credit Facility, and all
          ----------------------------------
ancillary agreements entered into thereunder, shall have been terminated, and all Liens on the Company's assets in favor of the Bank or any other party shall have been released.

     6.13 Board Approval.  This Agreement and the Ancillary Agreements shall
          --------------
have been approved by DoveBid's Board of Directors.

     6.14 Guaranty  R. Bouland shall have executed and delivered to DoveBid the
          --------
Guaranty.

     6.15 Livingston Agreement.  Shareholder shall have entered into a letter
          --------------------
agreement with John Livingston & Sons Ltd in substantially the form attached hereto as Exhibit H.
          ----------


                                  ARTICLE VII
                                NONCOMPETITION

     7.1  Prohibited Activities.  Each of (i) Shareholder, on behalf of itself
          ---------------------
and its directors, officers, shareholders, owners, employees, successors and assigns, and (ii) R. Bouland agrees that they will not, for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

          (i) engage directly or as an officer, director, stockholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services then in competition with DoveBid (including its subsidiaries);

          (ii) call upon any person who is, at that time, an employee of DoveBid (including the subsidiaries thereof) for the purpose or with the intent of enticing such employee away from or out of the employ of DoveBid (including the subsidiaries thereof);

          (iii) call upon any person or entity which is, at that time, or that has been, within one year prior to that time, a customer of DoveBid (including the subsidiaries thereof) for the purpose of soliciting or selling products or services in competition with DoveBid;

          (iv) call upon any prospective acquisition candidate, on Shareholder's or Bouland's own behalf or on behalf of any competitor of DoveBid, which candidate was either called upon by DoveBid or the Company (including the subsidiaries thereof) or for which DoveBid (or any subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity, provided that
                                                                --------
Shareholder and/or R. Bouland shall not be charged with a violation of this
Section 7.1(iv) unless and until R. Bouland shall have knowledge or notice that such prospective acquisition candidate was called upon, or that an acquisition analysis was made, for the purpose of acquiring such entity; or

          (v) except in furtherance of DoveBid's business, disclose customers, whether in existence or proposed, of DoveBid or the Company to any person, firm, partnership, corporation or business for any reason or purpose whatsoever excluding disclosure to DoveBid.

Notwithstanding the above, the foregoing covenant shall not (A) apply to the business operations, as currently conducted, of Dubied S.A., a Swiss corporation owned by Shareholder, or the business operations, as currently conducted, of Mondiale, or to R. Bouland's position as a director and/or officer of such entities, or (B) prohibit Shareholder or Bouland from acquiring, as an investment, not more than one percent of the capital stock of any business to which the foregoing prohibition would apply and whose stock is traded on a national securities exchange or over-the-counter market.

     7.2  Term. The obligations set forth in this Article VII shall not
          ----
terminate until (i) two (2) years after the date R. Bouland is no longer employed by DoveBid and/or the Company for any reason if R. Bouland's employment with DoveBid and/or the Company terminates on or prior to the second anniversary of the Closing Date, or (ii) one year after the date R. Bouland is no longer employed by DoveBid and/or the Company for any reason if R. Bouland's employment with DoveBid and/or the Company terminates after the second anniversary of the Closing Date.

     7.3  Damages. Because of the difficulty of measuring economic losses to
          -------
DoveBid as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to DoveBid for which it would have no other adequate remedy, Shareholder and R. Bouland agree that, in the event of breach by either Shareholder or R. Bouland of any of the foregoing non competition covenants, the breaching party shall forfeit an immediately claimable penalty of $ 250,000, for each breach or (at the sole discretion of DoveBid) $ 100,000 for each (part of a) day such party shall continue to be in breach of any such non competition covenants, provided that DoveBid shall at all times have the right, in addition to or in lieu of a penalty, to specifically enforce the non competition covenants set forth in Section 7.1 above by injunctions and restraining orders or any other measures permitted by any applicable law or to claim compensation of actual damages in addition to or in lieu of a penalty.

     7.4  Reasonable Restraint. It is agreed by the parties hereto that the
          --------------------
foregoing covenants in this Article VII impose reasonable restraints on Shareholder and R. Bouland in light of the activities and business of DoveBid (including the subsidiaries thereof) on the date of the execution of this Agreement and the current plans of DoveBid; but it is also the intent of DoveBid, Shareholder and R. Bouland that such covenants be construed and enforced in accordance with the changing activities and business of DoveBid (including the subsidiaries thereof) throughout the term of this covenant.

     7.5  Independent Covenant. All of the covenants in this Article VII shall
          --------------------
be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Shareholder or
R. Bouland against DoveBid (including the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by DoveBid of such covenants. It is specifically agreed that the period of time stated in Section 7.2, during which the agreements and covenants of Shareholder made in this Article VII shall be effective, shall be computed by excluding from such computation any time during which R. Bouland or Shareholder is in violation of any provision of this Article VII. The covenants contained in this Article VII shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

     7.6  Materiality. Shareholder, R. Bouland and the Company hereby agree that
          -----------
the covenants in this Article VII are a material and substantial part of this transaction.

                                 ARTICLE VIII
           SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

     8.1  Survival of Representations.  The covenants and agreements of DoveBid
          ---------------------------
contained in this Agreement will remain operative and in full force and effect following the Closing. The representations and warranties of DoveBid will expire upon the Closing Date. All representations, warranties, covenants and agreements of the Company and Shareholder contained in this Agreement will remain operative and in full force and effect from the date of this Agreement until the third anniversary of the Closing (except for covenants that by their terms survive for a longer period, and for the representations and warranties set forth in 2.7 which shall survive for six years from the Closing Date).

     8.2  Agreement to Indemnify.  Subject to the limitations set forth in this
          ----------------------
Article VIII, Shareholder hereby indemnifies and holds harmless DoveBid and its officers, directors, agents and employees, and each person, if any, who controls or may control DoveBid within the meaning of the Securities Act (individually, a "DoveBid Indemnitee" and collectively, "DoveBid Indemnitees") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees and expenses ("Damages"):

          (a) arising out of any misrepresentation, or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Company or Shareholder in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company or Shareholder pursuant to this Agreement;

          (b) resulting from any failure of Shareholder to have good, valid and marketable title to the issued shares of the Company held by Shareholder, free and clear of Liens, or any claim by a current or former shareholder, or any other person, firm, corporation or entity, seeking to assert or based upon ownership or rights to ownership of equity interest of the Company (or the Purchase Price), any rights of a shareholder of the Company, including any options, or preemptive rights or rights to notice or to vote, any rights under the Company's Articles of Association or other charter documents, any right under any agreement among the Company and Shareholder or any claim that any shareholder's equity interests or other securities were wrongfully repurchased by the Company;

          (c) in connection with a liability of the Company arising out of any acts, events, omissions or transactions occurring prior to or contemporaneously with the Closing Date, which liabilities were not disclosed to DoveBid in this Agreement or the Company Disclosure Letter and were either known or should have been known by Shareholder at the time of the Closing, or any breach of any agreement entered into by the Company or Shareholder prior to the Closing;

          (d) resulting from any claim by any investment banker, broker, finder or other agent in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby; or

          (e) in connection with any of the Company's or Shareholder's expenses incurred with respect to the transactions contemplated by this Agreement and the Ancillary Agreements and any Transfer Taxes (as defined in Section 9.5 below).

          A DoveBid Indemnitee shall not be entitled to indemnification hereunder until the aggregate amount of Damages with respect to such Claim (as defined in Section 8.4 below) or Claims, together with all prior Claims by any DoveBid Indemnitee, exceeds $50,000 (the "Threshold Amount"), provided that once the aggregate of all Claims exceeds the Threshold Amount, all such Claims may be made without deducting the Threshold Amount. The maximum aggregate liability of Shareholder for Claims for indemnification under this Agreement shall not exceed $5,000,000. If, on or prior to the date on which a representation, warranty or covenant set forth herein would expire pursuant to Section 8.1 above, written notice of the occurrence of a matter giving rise to a Claim is given by a DoveBid Indemnitee or a suit or action is commenced against Shareholder by a DoveBid Indemnitee, the relevant DoveBid Indemnitee shall not be precluded from pursuing such Claim or suit or action or from recovering from Shareholder on the Claim, suit or action by reason of the expiration otherwise provided for in
Section 8.1.

     8.3  Third Person Claims.
          -------------------

          8.3.1 Promptly after a DoveBid Indemnitee has received notice of, or has knowledge of, any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person (such claim or commencement of such action or proceeding being a "Third Person Claim") that could give rise to a right of indemnification under this Agreement, the DoveBid Indemnitee shall, as a condition precedent to a claim with respect thereto being made against Shareholder, give Shareholder written notice of such Third Person Claim describing in reasonable detail the nature of such Third Person Claim, a copy of all papers served with respect to that Third Person Claim (if any), an estimate of the amount of Damages attributable to the Third Person Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis for the DoveBid Indemnitee's request for indemnification under this Agreement; provided, however, that the failure of the DoveBid Indemnitee to give timely notice hereunder shall relieve the Shareholder of its indemnification obligations under this Agreement only to the extent that such failure materially prejudices Shareholder's ability to defend such claim.

          8.3.2 DoveBid shall defend any Third Person Claim, and the costs and expenses incurred by DoveBid in connection with such defense (including but not limited to reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which DoveBid may seek indemnity pursuant to a Claim made by any DoveBid Indemnitee hereunder. If DoveBid fails to defend such Third Person Claim, Shareholder and
R. Bouland shall have the right to assume the defense thereof.  Shareholder and
R. Bouland shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Person Claim to the extent that receipt of such documents by Shareholder and R. Bouland does not affect any privilege relating to the DoveBid Indemnitee, and may participate in settlement negotiations with respect to the Third Person Claim. No DoveBid Indemnitee shall enter into any settlement of a Third Person Claim without the prior written consent of Shareholder (which consent shall not be unreasonably withheld), provided, that if Shareholder and R. Bouland shall have consented in writing to any such settlement, then

Shareholder shall have no right to object to any Claim by any DoveBid Indemnitee for indemnity under Article VIII for the amount of such settlement; and Shareholder will remain responsible to indemnify the DoveBid Indemnitee for all Damages that may be incurred arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in Article VIII.

     8.4  Notice of Claim.  As used herein, the term "Claim" means a claim for
          ---------------
indemnification of a DoveBid Indemnitee for Damages under Article VIII. DoveBid may give notice of a Claim under this Agreement whether for its own Damages or for Damages incurred by any other DoveBid Indemnitee, and DoveBid will give written notice of a Claim executed by an officer of DoveBid (a "Notice of Claim") to Shareholder after DoveBid becomes aware of the existence of any potential claim by a DoveBid Indemnitee Person for indemnity for Damages under
Article VIII, including in connection with any Third Person Claim.

     8.5  Contents of Notice of Claim.  Each Notice of Claim by DoveBid will
          ---------------------------
contain the following information:

          (a) that DoveBid has incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any DoveBid Indemnitee based on alleged facts, which if true, would give rise to liability for Damages to such DoveBid Indemnitee under Article VIII); and

          (b) a brief description, in reasonable detail (to the extent reasonably available to DoveBid), of the facts, circumstances or events giving rise to the alleged Damages based on DoveBid's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to DoveBid) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

     8.6  Resolution of Notice of Claim.  Any Notice of Claim received by
          -----------------------------
Shareholder will be resolved as follows:

          (a)  Uncontested Claims. In the event that, within fifteen calendar
               ------------------
days after a Notice of Claim is received by Shareholder, Shareholder does not contest such Notice of Claim in writing to DoveBid (an "Uncontested Claim"), Shareholder will be conclusively deemed to have consented to the recovery by the DoveBid Indemnitee of the full amount of Damages specified in the Notice of Claim in accordance with this Article VIII, including the offset of any such Damages against the Debt, the Deferred Debt Payment or against amounts owed by DoveBid to Shareholder pursuant to the Convertible Promissory Notes or otherwise, and, without further notice, to have stipulated to the entry of a final judgment for damages against Shareholder for such amount in any court having jurisdiction over the matter where venue is proper.

          (b)  Contested Claims.  In the event that Shareholder gives DoveBid
               ----------------
written notice contesting all or any portion of a Notice of Claim (a "Contested Claim") within the fifteen day period, then: (i) such Contested Claim will be resolved by either (A) a written settlement agreement executed by DoveBid and Shareholder, or (B) in the absence of such a written settlement agreement, by binding arbitration between DoveBid and Shareholder in accordance with the terms and provisions of Section 8.6(c).

          (c)   Arbitration of Contested Claims. Each of DoveBid and Shareholder
                -------------------------------
agree that any Contested Claim will be submitted to mandatory, final and binding arbitration in San Mateo County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association from time to time in effect (the "Rules"). There will be three arbitrators, which will be selected in accordance with the Rules, in the absence of agreement of the parties on such selection. A decision reached by at least two of the three arbitrators will be the decision of the arbitration panel; provided, however, that in the case of monetary damages, if there is no agreement of two arbitrators as to the amount of the award, then the highest and lowest amounts will be disregarded, and the remaining amount will be the final award of the arbitration panel. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. A Contested Claim finally resolved in favor of DoveBid may be satisfied as if such Claim were an Uncontested Claim pursuant to Section 8.6(a). The provisions of this Section 8.6(c) may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrators may be entered in any court having competent jurisdiction.

          (i)   Payment of Costs.  DoveBid on the one hand, and Shareholder, on
                ----------------
the other hand, will bear the expense of deposits and advances required by the arbitrators in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrators shall determine the party who is the Prevailing Party and the party who is the Non-Prevailing Party. The Non-Prevailing Party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrators may apportion such costs, fees and expenses between the parties in such a manner as the arbitrators deems just and equitable.

          (ii)  Burden of Proof.  Except as may be otherwise expressly provided
                ---------------
herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

          (iii) Award.  Upon the conclusion of any arbitration proceedings
                -----
hereunder, the arbitrators will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and will deliver such documents to Shareholder and DoveBid, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon Shareholder. Shareholder and DoveBid, and will include an affirmative statement to such effect.

          (iv) Timing.  Shareholder, DoveBid and the arbitrators will conclude
               ------
each arbitration pursuant to this Section 8.6 as promptly as possible for the Contested Claim being arbitrated.

          (v)  Terms of Arbitration.  The arbitrators chosen in accordance with
               --------------------
these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.


                                  ARTICLE IX
                                    GENERAL

     9.1  Confidentiality.  The Company, Shareholder and DoveBid each recognize
          ---------------
that they have received and will receive confidential information concerning the other during the course of the negotiations and preparations of this Agreement and the transactions contemplated herein. Accordingly, the Company, Shareholder and DoveBid each agree (a) to use their respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Closing and related transactions. The obligations of this Section 9.1 will not apply to information that is required, in the opinion of counsel to a party hereto, to be disclosed by statute, governmental rule or regulation, or securities exchange listing agreement or, following the Closing, to the disclosure of information regarding the Company by DoveBid. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section
9.1 and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

     9.2  Successors and Assigns.  Neither the Company nor Shareholder may
          ----------------------
assign any of its rights or obligations hereunder without the prior written consent of DoveBid. DoveBid may not assign any of its rights or obligations hereunder without the prior written consent of Shareholder, except that DoveBid may assign its rights and obligations hereunder without the prior written consent of Shareholder in connection with a merger, consolidation or sale of all or substantially all of DoveBid's assets or in connection with a reincorporation, reorganization or other corporate recapitalization, provided that the acquiring or surviving corporation or entity agrees to assume all of DoveBid's obligations under this Agreement. This provision does not govern the assignment of the Convertible Subordinated Promissory Notes, which shall be governed solely by the provisions thereof. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.3  Entire Agreement; Amendments.  This Agreement (including the schedules
          ----------------------------
and exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among Shareholder, the Company and DoveBid and supersede any prior agreement, understanding or discussions relating to DoveBid or the transactions contemplated by this Agreement including but not limited to that certain letter of intent agreement dated May 17, 2000. Except as otherwise stated herein, this Agreement and the exhibits hereto may be modified or amended only by a written instrument executed by Shareholder, the Company and DoveBid, acting through their respective officer or directors, and duly authorized by each of their Board of Directors.

     9.4  Counterparts.  This Agreement may be executed simultaneously in two or
          ------------
more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same agreement.

     9.5  Expenses; Taxes.  DoveBid will pay the fees, expenses and
          ---------------
disbursements of DoveBid and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by DoveBid under this Agreement. Shareholder will pay its and the Company's respective fees, expenses and disbursements of counsel and accountants incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by them under this Agreement. Any expenses of Shareholder and the Company not paid by Shareholder at or prior to the Closing shall be treated as Damages under Article VIII. Shareholder shall pay all Dutch sales, use, transfer, income, registration, real property transfer, recording, gains, stock transfer, capital and other similar taxes and fees ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement. The Company shall file, and Shareholder shall cause the Company to file, all necessary documentation and tax returns with respect to such Transfer Taxes. In addition, Shareholder acknowledges that it, and not DoveBid or the Company, will pay all taxes due upon the receipt by Shareholder of each element of the Purchase Price pursuant to this Agreement.

     9.6  Notices.  All notices and other communications required or permitted
          -------
hereunder shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered by depositing the same in the mail or with an internationally recognized overnight courier service, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by delivering the same in person to such party or to an officer or agent of such party (or in the case of Shareholder or R. Bouland by facsimile), as follows:

               (i) If mailed or delivered to DoveBid, to each of the following, using two separate mailings or deliveries:

                         DoveBid, Inc.
                         1241 East Hillsdale Blvd.
                         Foster City, CA 94404
                         Attn: Cory Ravid, Chief Financial Officer

                       DoveBid, Inc.
                       1241 East Hillsdale Blvd.
                       Foster City, CA 94404
                       Attn: Anthony Capobianco, General Counsel

               (ii) If mailed, delivered or faxed to the Company, Shareholder or
R. Bouland, to:

                       Robinc Holding B.V.
                       1411 DD Naarden, Gooimeer 6
                       The Netherlands
                       Attn:  Robert Bouland
                       Fax No.: ______________________________

               with a copy to:

                       Stibbe Simont Monahan Duhot
                       Stibbetoren
                       2001 Strawinskylaan
                       1077 ZZ Amsterdam
                       The Netherlands
                       Attn:  Jurjen de Korte
                       Fax No.:   +31 (20) 546 0123

or to such other address (or in the case of Shareholder or R. Bouland, the fax number) as any party hereto shall specify in writing to the other parties hereto pursuant to this Section 9.6 from time to time. Such notice shall be effective only upon actual receipt.

     9.7  Governing Law; Forum.  This Agreement shall be governed by and
          --------------------
construed in accordance with the laws of the State of California, without giving effect to laws concerning choice of law or conflicts of law. All disputes arising out of this Agreement or the obligations of the parties hereunder following the Closing hereof will be submitted to binding arbitration in accordance with Section 8.6(c) above. The enforcement of any arbitration award under Section 8.6(c) hereof shall be subject to the exclusive jurisdiction and venue of the California state courts of San Mateo County, California (or, if there is federal jurisdiction, then the exclusive jurisdiction and venue of the United States District Court having jurisdiction over San Mateo County). EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE PERSONAL AND EXCLUSIVE JURISDICTION AND VENUE OF SAID COURTS AND WAIVES TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME. EACH PARTY AGREES THAT ANY JUDGMENT OF ANY SUCH COURT AND/OR ANY ARBITRATION AWARD UNDER ARTICLE VIII WILL BE ENFORCEABLE BY THE COURTS OF THE NETHERLANDS. The non-prevailing party in any such dispute shall pay all reasonable costs, fees and expenses related to the dispute, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party in such dispute.

     9.8  Exercise of Rights and Remedies.  Except as otherwise provided herein,
          -------------------------------
no delay of, or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     9.9  Time.  Time is of the essence with respect to this Agreement.
          ----

     9.10 Reformation and Severability.  In case any provision of this Agreement
          ----------------------------
shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     9.11 Remedies Cumulative.  Except as otherwise provided herein, no right,
          -------------------
remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law, or in equity or by contract. The exercise of any one remedy will not preclude the exercise of other. The parties agree that specific performance is an appropriate remedy for a breach of their respective obligations under this Agreement.

     9.12 Construction.  This Agreement has been negotiated among DoveBid, the
          ------------
Company, Shareholder and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

     9.13 Captions.  The headings of this Agreement are inserted for convenience
          --------
only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by the respective authorized representatives of DoveBid, the Company and Shareholder and by R. Bouland as of the day and year first above written.


                                   DOVEBID, INC.


                                   By: /s/ Anthony Capobianco
                                      -----------------------------------------
                                   Name:  Anthony Capobianco
                                   Title: Vice President and General Counsel

                                   FAIRFIELD INDUSTRIES B.V.


                                   By: /s/ Robert Bouland
                                      -----------------------------------------
                                   Name:  Robert Bouland
                                   Title: Director


                                   ROBINC HOLDING B.V.



                                   By: /s/ Robert Bouland
                                      -----------------------------------------
                                   Name:  Robert Bouland
                                   Title: Director


                                      /s/ Robert Bouland
                                   --------------------------------------------
                                        Robert Bouland